Calculation of Filing Fee Tables
S-4
FULTON FINANCIAL CORP
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	common stock, par value $2.50 per share	Other	15,292,087		$ 284,197,546.96	0.0001381	$ 39,247.68
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 284,197,546.96		$ 39,247.68
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 39,247.68
Offering Note
[1]	Rule 457(f) Fee Calculation Details

(a) Amount Registered: The number of shares of common stock, par value $2.50 per share, of Fulton Financial Corporation ("Fulton" and, such shares, the "Fulton common stock") being registered is based upon (i) an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Blue Foundry Bancorp. ("Blue Foundry" and, such shares, the "Blue Foundry common stock") outstanding as of December 9, 2025, or issuable or expected to be exchanged in connection with the merger of Blue Foundry with and into Fulton with Fulton as the surviving corporation (the "merger"), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2025, by and between Fulton and Blue Foundry (the "merger agreement"), which collectively equal to 23,526,287, multiplied by (ii) the exchange ratio of 0.650 of a share of Fulton common stock for each share of Blue Foundry common stock. (b) Maximum Aggregate Offering Price: Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of Blue Foundry common stock as reported on the Nasdaq Global Select Market on December 9, 2025 ($12.08 per share) multiplied by (ii) the estimated maximum number of shares of Blue Foundry common stock to be converted in the merger (23,526,287).
Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
23,526,287	$ 12.08	$ 284,197,546.96			$ 284,197,546.96

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A